EXHIBIT 23.2




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                          INDEPENDENT AUDITORS' CONSENT


To the Stockholders of
L.A.M. Pharmaceutical Corp.
Toronto, Ontario, Canada


     We consent to the incorporation by reference in this Registration Statement of L.A.M. Pharmaceutical Corp. on Form SB-2 of our report dated February 9, 2001 of L.A.M. Pharmaceutical Corp. for the years ended December 31, 2000 and 1999 and of the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

     We are aware that our review reports on the unaudited interim financial information of L.A.M. Pharmaceutical Corp. for the three months ended March 31, 2001 and 2000 dated May 14, 2001 and for the six months ended June 30, 2001 and 2000 dated August 9, 2001 are incorporated by reference in this Registration Statement of L.A.M. Pharmaceutical Corp. on Form SB-2.

      We are also aware that the aforementioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933 are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Rotenberg & Company, LLP
Rochester, New York
October 25, 2001